Exhibit 10.45

SERVICE AGREEMENT

THIS AGREEMENT is between Vertis Digital Services Limited (No. 3526757) whose registered office is at The Green Building, 50-54 Beak Street, London WIF 9RN (“Vertis Digital”) and Adriaan Roosen of Flat 20 City Reach, 22 Dingley Road, London ECIV 8BW)(the “Executive”) and made on August 31, 2003 (the “Effective Date”).

WHEREAS, the Executive has been employed by Vertis Digital since 10 October 2001 and the parties wish to provide for the continued employment of the Executive under the terms of this Agreement, and the Executive agrees to continue to serve Vertis Digital in the capacities and on the terms and conditions set forth in this Agreement;

In this Agreement “Group Company” means Vertis Digital, Vertis Inc. (a Delaware company) (the “Company”), Vertis Holdings, Inc. (a Delaware company) (“Holdings”) and any holding company (as defined in section 736 of the Companies Act 1985), subsidiary undertaking (as defined in Section 258 of the Companies Act 1985) or associated company (as defined in Sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Vertis Digital, the Company and Vertis Holdings.

IT IS HEREBY AGREED as follows:

1.                                       TERM OF APPOINTMENT

(a)                                  Vertis Digital shall engage the Executive and the Executive shall serve Vertis Digital on the terms of this agreement (the “Appointment”).  The Appointment shall commence on the Effective Date and continue until terminated:

(i)                                     as provided for elsewhere in this Agreement by either party; or

(ii)                                  by Vertis Digital giving the Executive not less than 18 month’s prior written notice; or

(iii)                               by the Executive giving Vertis Digital not less than 30 days prior written notice.

(b)                                 The Executive’s previous employment with Vertis Digital from 1 October 2001 counts as part of the Executive’s continuous employment with Vertis Digital.

(c)                                  Notwithstanding Section 1(a)(ii) above, Vertis Digital may in its sole discretion terminate the Appointment by giving written notice to the Executive that it is exercising its discretion under this Section 1(c) to terminate the Appointment with effect from such date as is specified in the notice (“the Date of Termination”). In such case (other than a termination by Vertis Digital for Cause, death or Disability or a termination to which section 5(d) applies or a termination by the Executive under Section 1(a)(iii) or a termination by the Executive for Good Reason) Vertis Digital shall pay to the Executive the Payment in Lieu of Notice.  The “Payment in Lieu of Notice” shall be equal to:

(i)                                     the Annual Basic Salary (as at the Date of Termination) which the Executive would have been entitled to over the notice period referred to in Section 1(a)(ii) (or, if applicable, the remainder of the notice period);

(ii)                                  the Applicable Bonus Amount in accordance with Section 5(a);

(iii)                               any accrued but unpaid amounts of the Executive’s Annual Basic Salary and accrued but untaken holiday for periods prior to the Date of Termination and earned annual bonuses for completed financial years of the Company prior to the Date of Termination; and

(iv)                              any Pro Rata Bonus Payment in accordance with Section 5(g).

(d)                                 The Payment in Lieu of Notice shall be subject to such deductions as Vertis Digital may be required to make. The payments due under Sections 1(c)(i) and 1(c)(ii) shall be divided into equal monthly instalments which shall be payable over the two year period following the Date of Termination. The payment due under Section 1(c)(iii) shall be paid within 30 days of the Date of Termination.  The Payment in Lieu of Notice shall be in full and final settlement of all claims the Executive may have against Vertis Digital or any Group Company arising out of or in connection with the termination of the Appointment and the termination of his directorships of any Group Company.

(e)                                  In the event of a termination of the Appointment under Section 1(c) Vertis Digital shall also provide to the Executive (and as applicable his eligible dependants) continued participation at such company’s expense in the Vertis Digital medical, dental, prescription and vision care insurance plans, if any, on the terms available to him at the Date of Termination and subject in each case to the rules of such plans and the terms of any related policy of insurance as amended from time to time (or substantially equivalent coverage under an alternative arrangement) for six months following the Date of Termination (or if earlier until the date the Executive obtains benefits under similar plans with a subsequent employer).

(f)                                    Despite any other provision in this agreement Vertis Digital is under no obligation to provide the Executive with work during his notice period and may require him to remain away from work or may vary his duties during his notice period (whether or not notice is served by Vertis Digital or the Executive) (“Garden Leave”). While on Garden Leave the Executive will be required to comply with any conditions laid down by Vertis Digital and may not work for any third party or on his own behalf without the prior written permission of Vertis Digital.  In the event that Vertis Digital exercises its rights to place the executive on Garden Leave under this Section 1(f) (other than where the Executive has served notice under Section 1(a)(iii), or a termination by Vertis Digital for Cause, death or Disability or a termination to which section 5(d) applies but including a termination by the Executive for Good Reason (in which case upon receipt of a Notice of

Termination for Good Reason Vertis Digital may serve a counter notice upon the Executive placing him on Garden Leave under this Section 1(f))) Vertis Digital shall pay to the Executive (i) a cash payment equal to 1.5 times the sum of (A) the Executive’s Annual Basic Salary (as at the date of commencement of Garden Leave); (ii) the Applicable Bonus Amount save that the date of commencement of Garden Leave shall be treated as the Date of Termination for the purposes of calculating the Applicable Bonus Amount; (iii) any unpaid amounts of the Executive’s Annual Basic Salary for periods prior to the date of commencement of Garden Leave and earned annual bonuses for completed financial years prior to the date of commencement of Garden Leave; and (iv) any Pro Rata Bonus Payment save that the date of commencement of Garden Leave shall be treated as the Date of Termination for the purposes of calculating the Pro Rata Bonus Payment. The payments due under Section 1(f) (i) and (ii) shall be divided into equal monthly instalments which shall be payable over the two year period following the date of commencement of Garden Leave.  The payment due under Section 1(f)(iii) shall be paid within 30 days of the date of commencement of Garden Leave.  All such payments shall be subject to such deductions as Vertis Digital may be required to make and shall be in full and final settlement of all claims the Executive may have against Vertis Digital or any Group Company arising out of or in connection with the Appointment, the termination of the Appointment and the termination of the Executive’s directorships of any Group Company.

2.                                       POSITION AND DUTIES.

(a)                                  During his employment with Vertis Digital, the Executive shall serve as the Managing Director of Vertis Europe and shall perform such duties and have such responsibilities as are customarily assigned to such position, and shall also perform or hold such other duties and responsibilities with respect to any Group Company not inconsistent therewith as may from time to time be assigned to him by the board of directors of Vertis Digital (the “Board”).

(b)                                 During the Appointment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote the whole of his working time and attention to duties assigned to him and to the business and affairs of the Vertis Digital (and any Group Companies) and shall use all reasonable efforts to carry out his responsibilities faithfully and efficiently.  However, the Executive may serve on corporate, industry, civic or charitable boards or committees, so long as these activities do not materially interfere with the performance of the Executive’s responsibilities to the Vertis Digital (and any Group Companies).

(c)                                  During the Appointment the Executive shall work at such of the Group’s offices in the United Kingdom as the Board may require.

(d)                                 The Executive shall work such hours as are necessary for the proper performance of his duties.  Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) limits the average working week (calculated in accordance with the Regulations) of each worker to a maximum of 48 hours.  The Executive agrees to opt out of this part of the Regulations.  Should the Executive wish to terminate this opt-out then he may do so by giving Vertis Digital not less than three months written notice.  The Executive will comply with any policy of Vertis Digital in force from time to time concerning the maintenance of records of the hours that he works.

3.                                       SALARY AND BENEFITS

(a)                                  SALARY.  During the Appointment, the Executive shall continue to receive the annual salary at the rate in effect on the Effective Date, as adjusted by the Board from time to time as set forth below (the “Annual Basic Salary”).  The Annual Basic Salary shall be subject to any withholdings which are required to be deducted by law and shall be payable by bank credit transfer in equal monthly instalments in arrears on or about the last working day of each calendar month paid by Vertis Digital in accordance with its regular payroll practice for its senior executives as in effect from time to time.  The Annual Basic Salary shall be reviewed for adjustment by the Board at least annually prior to the end of each calendar year during the Executive’s employment with Vertis Digital.

(b)                                 ANNUAL CASH BONUS.  For financial years of the Company during the Appointment, the Executive shall be eligible to participate in an annual cash incentive compensation plan (currently the Company’s Executive Incentive Plan), subject to the rules of such plan as adopted and approved by the Board from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Board.  The target bonus of the Executive pursuant to the annual cash incentive compensation plan shall be determined in accordance with the Executive Incentive Plan (or the applicable replacement or successor plan) with respect to each such financial year of the Company.  Any cash bonuses payable to the Executive will be paid by Vertis Digital at the time Vertis Digital normally pays such bonuses to its senior executives and will be subject to the terms and conditions and rules of the applicable annual cash incentive compensation plan (as amended from time to time).

(c)                                  OTHER BENEFITS.

(i)                                     During the Appointment, the Executive shall be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programmes of Vertis Digital (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programmes maintained by Vertis Digital) to the same extent, subject in each case to the rules of such policies, programmes, plans, practices and the rules of any relevant insurance policy as amended from time to time, such participation to be on substantially the same terms and conditions as these arrangements are made available generally to the senior officers of Vertis Digital.

(ii)                                  During the Appointment Vertis Digital shall make the following contributions in connection with the Executive’s pension arrangements:

(A)                              reimbursement the Euro equivalent of 10,000 guilders per annum (or such minimum amount prescribed by relevant

Dutch legislation) which the Executive pays into the vrijwillige verzetering AOW/AWW subject to the Executive providing relevant prepaid invoices;

(B)                                five per cent. of the Executive’s Annual Basic Salary per annum into the Executive’s voluntary pension scheme subject to the rules of such Inland Revenue limits in both cases as amended from time to time.

(iii)                               Vertis Digital may deduct from any sums owed to the Executive all sums which he from time to time owes to any Group Company.

(d)                                 HOLIDAY; EXPENSES.

(i)                                     The Executive shall be entitled to 25 days annual paid leave in accordance with the provisions of Vertis Digital’s executive leave policy as in effect from time to time, which shall be taken at times selected by the Executive with due regard for the business needs of Vertis Digital and the Group Companies.  Any accrued but undertaken holiday leave may not be carried forward to the next holiday year.  Upon termination of the Appointment, the Executive shall be entitled to receive payment in lieu of any holiday entitlement which has accrued prior to the Date of Termination but is unused calculated on the basis of 2.08 day’s holiday for each completed calendar month of service in the then current holiday year.  Vertis Digital may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Executive is on Garden Leave).

(ii)                                  Vertis Digital shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with Vertis Digital’s usual policies.

4.                                       TERMINATION OF EMPLOYMENT.

(a)                                  DEATH OR DISABILITY.  The Appointment shall terminate automatically upon the Executive’s death.  Vertis Digital shall be entitled to terminate the Appointment with immediate effect in the event of the Executive’s Disability.  “Disability” means that (1) the Executive is permanently disabled within the meaning of the long-term disability plan of the Company in which the Executive participates or (2) if there is no such plan in effect, that (i) the Executive has been absent from the full-time performance of the Executive’s duties with Vertis Digital for a period of 120 days, (ii) Vertis Digital shall have given the Executive a notice of termination for Disability, and (iii) within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.  The effective date of any such termination for Disability shall be (A) in the case of a termination pursuant to Section 4(a)(1), the date on which the Executive is determined to be disabled for purposes of such plan or, in the case of a termination pursuant to Section 4(a)(2), the date which is 30 days following the notice of termination for Disability (either such date, the “Disability Effective Time”).

(b)                                 TERMINATION BY VERTIS DIGITAL.

(i)                                     Vertis Digital may terminate the Appointment for Cause. Except as set forth in Section 4(b)(ii), “Cause” shall mean (A) gross misconduct by the Executive, or any serious (after warning) repeated breach by the Executive in connection with the performance of his duties hereunder that is materially injurious to Vertis Digital or the Company, monetarily or otherwise, (B) the conviction of the Executive by a court of competent jurisdiction for any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or (C) material breach by the Executive of the provisions of Section 6 of this Agreement, (D) if the Executive becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors; (E) if the Executive is disqualified from holding any office which he holds in any Group Company or resigns from such office without the prior approval of the Board; unless, in the case of Sections 4(b)(i) (A) or (C), the event constituting Cause is curable and has been cured by the Executive within ten business days of his receipt of written notice from Vertis Digital or the Company that an event constituting Cause has occurred and specifying in reasonable detail the actions required to effect a cure.

(ii)                                  Notwithstanding the provisions of Section 4(b)(i), following a Change in Control (as defined herein), “Cause” shall only mean (A) the conviction of the Executive by a court of competent jurisdiction for any criminal offence other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed; or (B) the wilful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to Vertis Digital or the Company or either company’s reputation, monetarily or otherwise.  For purposes of this Section 4(b), no act, or failure to act, on the Executive’s part shall be deemed “wilful” unless committed, or omitted by the Executive in bad faith.

(iii)                               A termination of the Executive’s employment for Cause shall require a vote of a majority of the Board.  Following a Change in Control a termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures.  The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause.  The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause.  The Special Board Meeting for Cause must take place not less than thirty business days after the Executive receives the

Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause.  The Executive’s termination for Cause shall be effective when a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under the applicable provision of this Agreement.

(c)                                  TERMINATION BY THE EXECUTIVE.

(i)                                     The Executive may terminate employment the Appointment for Good Reason (or without Good Reason under Section 1(a)(iii)).  “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent (other than in connection with an event constituting Cause): (a) any action by Vertis Digital which results in a significant diminution in the Executive’s position, authority, duties or responsibilities as contemplated by this Agreement (other than in connection with any period of Garden Leave under Section 1(f) or 5(d)); (b) a reduction in the Executive’s Annual Basic Salary or the Executive’s annual cash bonus opportunity under the Executive Incentive Plan (or a successor plan) or a failure by Vertis Digital to timely pay any portion of the Executive’s current or deferred compensation; (c) Vertis Digital requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located at such time except for required travel on any Group Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of Vertis Digital prior to a Change in Control; or (d) the failure by Vertis Digital to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Vertis Digital an express written assumption and agreement to perform this Agreement in the same manner and to the same extent that Vertis Digital or Vertis Digital would be required to perform it if no such succession had taken place unless, in each case, such action is remedied by Vertis Digital within ten business days after receipt of a Notice of Termination for Good Reason (as defined below) given by the Executive.

(ii)                                  Except in the case of a Limited Change in Control (as defined in Section 5(d) hereof) the Executive shall automatically be deemed to have Good Reason (“Deemed Good Reason”) despite the absence of any of the events or circumstances described in Section 4(c)(i)(a) to (d) fro the thirty day period commencing on the first anniversary of a Change in Control; provided, however, that if the Executive wishes to terminate the Appointment pursuant to the provisions of this subparagraph 4(c)(ii), the Executive’s entitlement to the benefits provided in Section 5(d) (and the benefits provided in connection with a termination described in such Section) may be conditional upon Vertis Digital requiring the Executive to continue to serve Vertis Digital for up to six months following the Notice of Termination for Good Reason (the “Transition Period”).  A failure by the Executive to comply with such a request absent an event or circumstance described in Section 4(c)(i)(a) to (d) (as such definition is modified by the last sentence of this Section 4(c)(ii)) will result in the termination being treated as a termination described in Section 5(a).  In the event that Vertis Digital invokes the right to require the Executive to continue to serve Vertis Digital during the Transition Period, the Executive’s Annual Basic Salary shall not be reduced during such period, nor shall the Executive’s annual bonus opportunity (which bonus, if any, (i) shall be paid out on a pro-rata basis for the applicable period during which the Executive was employed, (ii) shall be paid at the time such bonuses are paid to Vertis Digital’s executives generally and (iii) shall be based upon the Company’s (and if applicable the Executive’s) scheduled performance against target applicable to the portion of the performance period during which the Executive was employed - in each case consistent with (and not in duplication of) the provisions of Section 5(e)).  Notwithstanding the definition of Good Reason set forth in the second sentence of Section 4(c)(i), the Executive agrees that during the Transition Period Vertis Digital may, in its discretion, change the Executive’s authority, position, duties or responsibilities during the Transition Period, without such change constituting a breach of this Agreement or a Good Reason.

(iii)                               A termination of the Appointment by the Executive for Good Reason or Deemed Good Reason shall be effected by giving Vertis Digital in a timely manner written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in the case of a termination for Good Reason in reasonable detail the specific conduct of Vertis Digital that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  A termination of the Appointment by the Executive for Good Reason shall be effective ten business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the even constituting Good Reason is remedied by Vertis Digital prior to that date or unless Vertis Digital has served a counter notice upon the Executive placing the Executive on Garden Leave under Section 1(f) or 5(d).  Actions by Vertis Digital which constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 5.

(iv)                              A termination of the Appointment by the Executive without Good Reason shall be effected by giving Vertis Digital 30 days’ written notice of the termination in accordance with Section 1(a)(iii).

(d)                                 DATE OF TERMINATION; RESIGNATION.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time, the date specified in the notice referred to in Section 1(c), the date upon which the Executive’s resignation becomes effective following him serving notice under Section 1(a)(iii) or the date on which the termination of the Appointment by Vertis Digital for Cause or by the Executive for Good Reason is effective under the terms of this Agreement.  Following termination of the Appointment for any reason or during any period of Garden Leave, the Executive shall immediately resign from the Board and from all other offices and positions he holds with any Group Company if requested by the Board.

5.                                       OBLIGATIONS OF VERTIS DIGITAL AND/OR THE COMPANY UPON TERMINATION.

(a)                                  TERMINATION BY VERTIS DIGITAL (OTHER THAN TERMINATIONS FOR CAUSE, DEATH OR DISABILITY OR UNDER SECTION 1(c)) OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON.  If the Appointment is terminated otherwise than in accordance with this Agreement (including a termination by the Executive for Good Reason but excluding a termination by Vertis Digital for Cause, Disability or death or by Vertis Digital under Section 1(c) or by the Executive or Vertis Digital under Section 1(a)) then, except for any termination to which Section 5(d) applies, Vertis Digital shall pay to the Executive: (i) a liquidated sum (the “Liquidated Sum”) calculated by reference to the Executive’s 18 month notice period equal to 1.5 times the sum of (A) the Executive’s Annual Basic Salary immediately prior to the Date of Termination and (B) the greater of (1) the annual bonus earned by the Executive for the last completed financial year prior to the financial year in which the Date of Termination occurs and (2) the annual bonus the Executive would have earned for the financial year in which the Date of Termination occurs absent such termination (which amount shall be based upon the Company’s (and if applicable the Executive’s) actual performance against target (expressed as a percentage of achievement of targeted performance) applicable to the portion of the performance period during which the Executive was employed, with such percentage level of achievement annualized for the full financial year) (the greater of such amounts being referred to hereafter as the “Applicable Bonus Amount”); and (ii) any unpaid amounts of the Executive’s Annual Basic Salary for periods prior to the Date of Termination and earned annual bonuses for completed years prior to the Date of Termination.  The payment described in clause (i) of the preceding sentence shall be divided into equal monthly installments which will be payable over the two-year period following the Date of Termination, and the payments described in clause (ii) of the preceding sentence shall be made within 30 days of the Date of Termination.  Vertis Digital shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at such company’s expense in Vertis Digital’s medical, dental, prescription and vision care insurance plans subject to the rules of such plans (or substantially equivalent coverage under an alternative arrangement) for six months following the Date of Termination (or, if earlier, until the date the Executive obtains benefits under similar plans with a subsequent employer).  For purposes of this Agreement, the Appointment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by Vertis Digital without Cause (and shall be governed by Section 5(d)), if the Appointment is terminated by Vertis Digital without Cause either (i) during the 120 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

The Liquidated Sum will be subject to such deductions as Vertis Digital may be required to make and will be in full and final settlement of any claims whatsoever which the Executive has or may have against any Group Company arising out of or in connection with the Appointment or its termination or his directorships of any Group Company or their termination.  In consideration for the payment of the Liquidated Sum the Executive agrees to be bound by restrictions in Section 6 of this Agreement.

(b)                                 DEATH AND DISABILITY.  If the Appointment is terminated by Vertis Digital due to Disability or terminated automatically upon the Executive’s death then Vertis Digital shall pay to the Executive (or the Executive’s estate, as applicable) in a lump sum in cash within 30 days after the Date of Termination, any portion of the Executive’s Annual Basic Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed financial years prior to the Date of Termination.  Vertis Digital shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at such company’s expense in Vertis Digital’s medical, dental, prescription and vision care insurance plans (or substantially equivalent coverage under an alternative arrangement) for six months following the Date of Termination (or, if earlier, until the date the Executive obtains alternative coverage from a subsequent employer).

(c)                                  BY VERTIS DIGITAL FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.  If the Appointment is terminated by Vertis Digital for Cause or the Executive serves notice to voluntarily terminate his employment by serving notice under Section 1(a)(iii) then Vertis Digital shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination, any portion of the Executive’s Annual Basic Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed financial years prior to the Date of Termination.

(d)                                 CHANGE IN CONTROL TERMINATION.

(i)                                     For the period of 13 months following a Change in Control the appropriate period of notice to be given by Vertis Digital to the Executive to terminate the Appointment under Section 1(a)(ii) shall be increased to 36 months and Section 1(a)(ii) shall be amended accordingly.  During such 13 month period Sections 1(c), 1(d), 1(e) and 1(f) shall be replaced by this Section 5(d).  If, within the 13-month period immediately following the occurrence of a Change in Control directly or indirectly in connection with it, the Appointment is terminated by Vertis Digital without notice and other than for Cause (other than a termination for Disability or death) or by the Executive for Good Reason (subject, if applicable, to the proviso set forth in the first sentence of Section 4(c)(ii)), then Vertis Digital shall pay to the Executive (i) a cash payment equal to three times the sum of (A) the Executive’s Annual Basic Salary immediately prior to the Date of Termination and (B) the Applicable Bonus Amount; and (ii) any unpaid amounts of the Executive’s Annual Basic Salary for periods prior to the Date of Termination and earned annual bonuses for completed financial years prior to the Date of Termination.  The cash payments described in clause (i) and (ii) of the preceding sentence shall be made in a lump sum within 30 days following the Date of Termination.  Notwithstanding the foregoing, if the amounts of such payments cannot be finally determined on or before a date when a payment is due, Vertis Digital shall pay to the Executive on such day an estimate, as reasonably determined by Vertis Digital, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments, if any, as soon as the amount thereof can be determined.  Vertis Digital shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation at such company’s expense in Vertis Digital’s medical, dental, prescription and vision care insurance plans (or substantially equivalent coverage under an alternative arrangement) for 12 months following the Date of Termination (or, if earlier, until the date the Executive obtains alternative coverage from a subsequent employer).

Notwithstanding the preceding clauses (i), (ii) and (iii) of Section 5(d)(i) and despite any other provision in this Agreement, during the period of 13 months following a Change in Control Vertis Digital may in its discretion serve 36 months notice upon the Executive to terminate the Appointment under Section 1(a)(ii) (other than for a Cause (other than a termination for Disability or death) but including a termination by the Executive for Good Reason (subject if applicable to the proviso in the first sentence of Section 4(c)(ii)) in which case upon receipt of a Notice of Termination for Good Reason or if applicable at the end of the Transition Period Vertis Digital may serve a counter notice upon the Executive informing him that he is being placed on Garden Leave under this Section), Vertis Digital may in its discretion place the Executive on Garden Leave for up to 24 months of such notice period (the “Change of Control Garden Leave Period”).  During the Change of Control Garden Leave Period the Executive shall remain an employee of Vertis Digital and shall comply with any conditions laid down by Vertis Digital.  The Executive shall remain bound during the Change of Control Garden Leave Period by his obligations under the Agreement (in particular without limitation under Section 6 hereof) save that the Executive agrees that during the Change of Control Garden Leave Period he shall only receive a salary based on the minimum rate in force at the date of commencement of such Change of Control Garden Leave Period under the National Minimum Wage Act 1998 for a 35 hour week (such salary to be paid monthly in arrears over the Change of Control Garden Leave Period).  The Executive further agrees that he shall not be entitled to any further payments or benefits under this Agreement during the Change of Control Garden Leave Period save that he shall receive the payments and/or benefits referred to the preceding clauses (i), (ii) and (iii) of Section 5(d)(i) provided always that the date of commencement of the Change of Control Garden Leave Period shall be treated as the Date of Termination for the purposes of calculating each of such payments and/or benefits (including for the avoidance of doubt the Pro rata Bonus under Section 5(e)) and for the purposes of calculating the date of payment of such payments/benefits.  In the event that Vertis Digital exercises its right to place the Executive on Garden Leave under this Section 5(d), the payments due to the Executive under Section 5(d)(i) shall be reduced by a sum equal to the total wages due to the Executive under the National Minimum Wage Act 1998 over the 24 month Change of Control Garden Leave Period.  At the end of the Change of Control Garden Leave Period the Appointment shall automatically terminate and the Executive shall have no claim whatsoever against any Group Company in relation to the Appointment, the Garden Leave Period and/or the termination of the Appointment or the termination of any directorships or otherwise.

Whilst the 24 month Change of Control Garden Leave period is considered by the parties to be fair and reasonable in the circumstances, it is agreed that if such period should be judged to be void or ineffective for any reason but would be treated as valid and effective if the period reduced in scope, the Executive agrees that the Change of Control Garden Leave period shall apply with such modifications as necessary to make such period valid and effective.

The payments due under this Section 5(d)(i) shall be subject to such deductions as are required and shall be in full and final settlement of all claims the Executive may have against any Group Company arising out of in connection with the Appointment, the termination of the Appointment and the termination of the Executive’s directorship of any Group Company.  In consideration of the payments made under this Section 5(d)(i) the Executive agrees to remain bound by the provisions in clause 6 of this Agreement.

(ii)                                  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the first date after the Effective Date on which (i) any Person (as defined below) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, beneficial ownership of securities of the Company constituting fifty percent (50%) or more of the combined voting power of the securities of the Company, (2) any Person shall acquire all or substantially all of the assets of the Company pursuant to a sale, dissolution or liquidations or (3) any Person shall acquire the ability to appoint or elect a majority of the members of the Board.  For purposes of the preceding sentence, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as such term is modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Holdings, Thomas H. Lee Partners or Thomas H. Lee Equity Fund IV, L.P., Evercore Capital Partners L.P. and each of their respective affiliates (the “Designated Investors”), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the Designated Investors, such that the aggregate ownership of securities or assets of the Company or the ability to appoint or elect directors of the Company that is attributable to such Designated Investors would not decrease to a level that would result in a Change in Control, if such ownership or ability was deemed to be held directly in the Company.  The completion of an initial public offering in which no Person acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the securities of such Person shall not constitute a Change in Control, nor shall the acquisition of beneficial ownership of securities of the Company by a Person which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition does not result in the Designated Investors owning thirty percent

(30%) or less of the combined voting power of the securities of the Company.  Notwithstanding the foregoing, other than for purposes of the existence of Deemed Good Reason (as defined in Section 4(c)(i)), a Change in Control shall be deemed to have occurred on the date when the Designated Investors together with the senior management of the Company (as determined by the Designated Investors) cease to beneficially own at least thirty percent (30%) or more of the combined voting power of the securities of the Company (a “Limited Change in Control”).

(iii)                               For purposes of this Agreement, the Appointment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by Vertis Digital without Cause (and shall be governed by this Section 5(d)), if the Executive’s employment is terminated by Vertis Digital without Cause either (i) during the 120 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

(e)                                  PRO-RATA BONUS PAYMENTS.  Except as set forth in the following sentence, for purposes of this Section 5 and Section 1(c), bonus amounts shall only be considered to be earned if the Executive was employed by Vertis Digital through the last day of the performance period to which the bonus relates.  In case of a termination described in Section 5(a), 5(b) or 5(d) or Section 1(c), in addition to the payments provided in such Section, the Executive shall be considered to have earned an annual bonus (the “Pro-rata Bonus”) equal to the bonus (if any) the Executive would have received (as determined consistent with the provisions set forth below) had the Executive remained employed by Vertis Digital through the last day of the financial year during which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in such financial year during which the Executive was employed by Vertis Digital and the denominator of which is 365.  The Pro-rata Bonus for purposes of a termination described in Section 5(d), shall be determined, as near as practicable, based on actual performance achieved for the financial year through the Date of Termination, expressed as a percentage of targeted performance for that period.  For purposes of a termination described in Section 5(a) or 5(b) or Section 1(c), such Pro-rata Bonus payment shall be based on the actual results for the completed financial year during which the Date of Termination occurs.  In the event of a termination described in Section 5(a), 5(b) or 5(d) or Section 1(c), the payment of any amount of Pro-rata Bonus which becomes due in accordance with this Section 5(e) shall be made at the time Vertis Digital normally pays such bonuses to its senior executives, irrespective of whether any such bonuses are paid to other senior executives for such financial year, and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan but without giving effect to any requirement therein that the Executive remain employed with Vertis Digital through the payment date or the last day of the applicable financial year in order to receive payment thereunder.  Exhibit A hereto sets forth examples of the calculation of the Pro-rata Bonus.

(f)                                    OUTPLACEMENT SERVICES.  If the Executive’s employment is terminated under the circumstances described in Section 5(a) or 5(d) or Section 1(c), Vertis Digital shall pay the cost of providing the Executive with outplacement services, up to a maximum of five percent (5%) of the sum of the Annual Basic Salary and the Applicable Bonus Amount, provided that such services are (a) utilized by the Executive within six months following the Date of Termination (or date of commencement of the Garden Leave Period if appropriate) and (b) provided by a recognized outplacement provider.  Such payment shall be made by Vertis Digital directly to the service provider promptly following the provision of such services and the presentation to Vertis Digital of documentation of the provision of such services.  Such services shall include office facilities and telephone answering services during such six month period.

(g)                                 ACCRUED BENEFITS.  Upon the termination of the Appointment for any reason, in addition to any other amounts and benefits provided for in Section 5, the Executive (and his beneficiaries and dependents, as applicable) shall be entitled to receive all vested benefits under Vertis Digital’s benefit plans policies and programs in which the Executive participated, in accordance with the terms of such plans (except to the extent that such benefits are duplicative of benefits provided for in Section 5).

6.                                       CONFIDENTIALITY; COMPETITION; SOLICITATION; INTELLECTUAL PROPERTY; RETURN OF PROPERTY.

(a)                                  Without prejudice to his common law duties, the Executive shall not (save in the proper course of his duties, as required by law or as authorised by Vertis Digital or the Company) use or communicate to any person (and shall use his best endeavours to prevent the use or communication of) any trade or business secrets or confidential information of or relating to any Group Company (including but not limited to details of actual or potential customers, consultants, suppliers, designs, products, product applications, trade arrangements, terms of business, operating systems, business strategies, manufacturing processes, pricing and fee arrangements and structures and financial information, inventions, research and development activities) which he creates, develops, receives or obtains while in the service of Vertis Digital or any Group Company.  This restriction shall continue to apply after the termination of the Appointment howsoever arising without limit in time and shall include information in the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for any Group Company.

(b)                                 By signing this Agreement the Executive consents:

(i)                                     to Vertis Digital holding and processing any information about him which he may provide to Vertis Digital and the Company which they may acquire as a result of his employment providing such use is in accordance with the Data Protection Act 1998;

(ii)                                  to Vertis Digital holding and processing any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to him (including, for example, information relating to his health or racial or ethnic origin); and

(iii)                               to the transfer of all or any part of the information that Vertis Digital holds relating to him outside the European Economic Area.

(c)                                  For the purposes of Section 6(d) to (f) “Intellectual Property Rights” means patents, trade marks and service marks, rights in designs, trade or business names, data base rights, copyrights (including rights in computer software) (whether or not registered and including applications for (and the right to apply for) registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world for the full period thereof and all extensions or renewals thereof.

(d)                                 The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to Vertis Digital and the Group Companies he has a special obligation to further the interests of Vertis Digital and the Group Companies.  In particular the Executive’s duties will include reviewing the products and services of Vertis Digital and Group Companies with a view to identifying and implementing potential improvements.

(e)                                  The Executive shall promptly disclose to Vertis Digital any idea, invention or work which is relevant to (or capable of use in) the business of any Group Company made by him in the course of his employment (whether or not in the course of his duties).  The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in any such ideas, inventions or works will, on creation, vest in and be the exclusive property of Vertis Digital and if they do not do so he shall assign them to Vertis Digital (upon such company’s request and at their cost).  The Executive hereby irrevocably waives any “Moral Rights” which he may have in any such ideas, inventions or works under chapter IV of part I of the Copyright, Designs and Patents Act 1988.

(f)                                    The Executive hereby irrevocably appoints Vertis Digital to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to Vertis Digital or its nominee the full benefit of this clause and acknowledges in favour of any third party that a certificate in writing signed by any director or secretary of Vertis Digital that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

(g)                                 The Executive covenants to Vertis Digital (for itself and as trustee for each Group Company) that he shall not during the Appointment and for the following periods (less any period or periods spent on Garden Leave immediately prior to the Date of Termination) after the Date of Termination howsoever arising save with the prior written consent of the Board directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(i)                                     for nine months following Date of Termination in the Relevant Territory and in competition with Vertis Digital, or any Relevant Group Company engage, assist or be interested in any undertaking which provides Services.  Nothing herein will prohibit the Executive from acquiring or holding not more than one per cent. of any class of publicly traded securities of any business;

(ii)                                  for twelve months following the Date of Termination solicit the employment or engagement of any Key Employee in a business which is in competition with Vertis Digital, or any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work).

(h)                                 Each of the obligations in Section 6(g) to (j) is an entire, separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

(i)                                     While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording was deleted or the period or area was reduced in scope, they shall apply with such modifications as necessary to make them valid and effective.  The Executive will (at the request of the Board) enter into a direct agreement with any Group Company under which he will accept restrictions corresponding to the restrictions contained in Sections 6(g) (or such as will be appropriate in the circumstances) in relation to such Group Companies.

(j)                                     For the purposes of this Section:

(i)                                     “Key Employee” means any person who immediately prior to the Date of Termination was a senior employee or consultant of Vertis Digital or any Relevant Group Company with whom the Executive worked closely at any time during the period of 12 months prior to the Date of Termination;

(ii)                                  “Relevant Group Company” means any Group Company (and, if applicable, their predecessors in business) for which the Executive performed services to a material degree or in which he held office at any time during the 12 months prior to the Date of Termination;

(iii)                               “Relevant Territory” means the area constituting the market of Vertis Digital and any Relevant Group Company for Services in the period of 12 months prior to Termination and with which area the Executive was materially concerned at any time during the said period of 12 months;

(iv)                              “Services” means services which are competitive with those supplied by Vertis Digital, or any Relevant Group Company in the 12 months prior to the Date of Termination and with the supply of which the Executive was materially concerned at any time during the said period of 12 months.

(k)                                  Immediately upon any termination of employment with Vertis Digital Services, the Executive shall promptly deliver to Vertis Digital or the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, card files, rolodexes and all other records or materials relating to any Group Company’s business which are or have been in the possession or control of the Executive.  The Executive shall not maintain any copy or other reproduction whatsoever of any of the items described in this Section 6(k) after the termination of such employment.

7.                                       INDEMNIFICATION.  Subject to Vertis Digital’s Memorandum of Association or Articles of Association, Vertis Digital will indemnify the Executive and hold him harmless to the fullest extent permitted by Section 310 of the Companies Act 1985 with respect to his service as an officer and director of Vertis Digital, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to his service as an officer and director of Vertis Digital and any Group Companies.  The Executive will be covered by a directors’ and officers’ insurance policy with respect to his acts as an officer and director to the same extent as all other officers and directors of Group Companies under such policies.

8.                                       DISPUTE RESOLUTION; ATTORNEYS’ FEES.  Other than with respect to Vertis Digital’s right to obtain injunctive relief under Section 6 (which shall not be subject to the provisions of this Section 8), all disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration, such arbitration to be held in London (or such other place as is mutually agreed by the parties), as the sole and exclusive remedy of either party.  The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge or lawyer.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  Vertis Digital shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any such arbitration or other legal proceeding which occurs on or following a Change in Control.

9.                                       SUCCESSORS.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of all parties the Executive’s rights under the Agreement shall not be assignable

(except by will or the laws of descent and distribution).  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  Vertis Digital shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Vertis Digital expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vertis Digital would have been required to perform it if no such succession had taken place.  As used in this Agreement, Vertis Digital shall also mean any successor.

10.                                 MISCELLANEOUS.

(a)                                  There are no disciplinary rules that apply to the Executive and if he is dissatisfied with any disciplinary decision he should apply orally or in writing to the Board or the CEO of Holdings.  Any grievance relating to the Executive’s employment should be addressed (either orally or in writing) to the Board.  If it is still unresolved after ten days the Executive may refer the grievance to the CEO of Holdings.  This grievance procedure does not form part of the Executive’s contract of employment.  Vertis Digital may at any time and upon notice from the Board suspend the Executive for a period of up to four weeks for the purposes of investigating any allegation of misconduct or neglect against him and during this period he will continue to receive his salary and all contractual benefits but will not (except with the prior written approval of the Board) attend any premises of or contact any employee (other than any director) or customer of Vertis Digital or any Group Company.

(b)                                 This Agreement shall be governed by, and construed in accordance with, English law.  The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)                                  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Adriaan Roosen

Flat 20 City Reach

22 Dingley Road

London ECIV 8BW

If to the Company:

Vertis Inc.

250 W. Pratt Street, 18th Floor

Baltimore, Maryland 21201

Attention: General Counsel

with a copy to:

Thomas H. Lee Partners

75 State Street

Suite 2600

Boston, Massachusetts 02109

Attention:  Anthony J. DiNovi

Scott M. Sperling

Soren Oberg

Fax: (617) 227-3514

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(c).

(d)                                 Notwithstanding any other provision of this Agreement, Vertis Digital may withhold from amounts payable under this Agreement all statutory deductions that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or Vertis Digital’s delay or failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    Each party acknowledges and agrees with the other party that:

(i)                                     this agreement constitutes the entire and only agreement between the Executive and any Group Company relating to his employment with Vertis Digital;

(ii)                                  neither he nor Vertis Digital nor any Group Company has been induced to enter into this Agreement in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them has been, it (in the case of Vertis Digital, acting on behalf of all Group Companies) and he unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

provided that the provisions of this Section 10(f) shall not exclude any liability which any of the parties or, where appropriate, the Group Companies would otherwise have to any other party or, where appropriate, to the Group Companies or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

(g)                                 This Agreement shall terminate upon the termination of the Executive’s employment (howsoever occasioned), except for the provisions of Sections 5, 6, 7 and 8 which the parties agree shall survive such termination.  Upon the termination of the Executive’s employment, Executive consents to the notification by Vertis Digital to the Executive’s new employer of Executive’s obligations under this Agreement.

(h)                                 The Executive is not required to seek other employment or to attempt in any way to mitigate or reduce any amounts payable to the Executive by Vertis Digital pursuant to Section 5 hereof.  Except with respect to alternative medical, dental, prescription and vision care insurance obtained from a subsequent employer, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Vertis Digital, or otherwise.

(i)                                     This Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

(j)                                     The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement.  No person other than the parties to this agreement shall have any rights under it and it will not be enforceable by any person other than the parties to it.

IN WITNESS WHEREOF, this Agreement has been executed as a deed and delivered on the day and year first above written.

Signed as a deed by Donald E. Roland, Director

For and on behalf of
VERTIS DIGITAL SERVICES LIMITED

/s/ Donald E. Roland
Signed as a Deed by
Adriaan Roosen in the presence of:

Witness signature:	/s/ C. J. Tomlinson

Witness name:	C. J. Tomlinson

Witness address:	112 Phyllis Avenue
Motopor Park Surrey
KT36JZ

Witness occupation:	Receptionist

EXHIBIT A

Solely for purposes of illustration and clarification of the provisions of Section 5, and not in limitation thereof, the following examples are provided.  The bonus formula under the annual cash incentive compensation plan in effect for the financial year in the examples below is 75% of Base Salary payable upon 100% achievement of targeted performance for the financial year; the Company’s bonus plan for the year sets forth that reduced amounts are payable for achievement between 90% and 99% of targeted performance (for each 1% above 90%, the Executive would earn 10% of targeted bonus, until 100% achievement yields 100% payout of targeted bonus) but no bonus is payable for achievement at or below 90%.

Example 1:  Assume that (A) actual performance against interim quarterly targeted performance through June 30th is 100%; (B) actual performance against targeted performance through December 31st is 85%; (C) Executive’s employment is terminated under circumstances described in Section 5(d) on July 1st; and (D) Executive’s Base Salary on the Date of Termination is $100,000.  The Pro-rata Bonus payable to Executive is $37,500 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination ) 365) x 100% achievement x (75% x $100,000 Base Salary)

Example 2:  Assume the same facts as Example 1, except that Executive’s employment is terminated under circumstances described in Section 5(a) or 5(b).  The Pro-rata Bonus payable to Executive is zero because actual performance for the completed financial year in which the Date of Termination occurs is below the 91% minimum threshold required for a payout under the plan.

Example 3:  Assume the same facts as Example 2, except that the actual performance against targeted performance through December 31st is 95%.  The Pro-rata Bonus payable to Executive is $18,750 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination ) 365) x 50% x (75% x $100,000 Base Salary)